Exhibit 1.01

Vodafone Responsible Minerals Report 2021

This Conflict Minerals Report for the year ended 31 December 2021 is presented by Vodafone Group Plc (‘Vodafone’) in accordance with Rule 13p-1 (the ‘Rule’) under the US Securities Exchange Act of 1934 (the ‘Exchange Act’).

The Rule applies to companies required to file reports with the US Securities and Exchange Commission (‘SEC’) under Section 13(a) or 15(d) of the Exchange Act if any of the products they manufacture or contract to manufacture contain conflict minerals necessary to the functionality or production of the product (‘in-scope products’).

As defined by the content requirements of SEC Form SD, ‘Conflict Minerals’ include columbite-tantalite (‘coltan’), cassiterite, wolframite and/or gold or their derivatives, which are limited to tantalum, tin and tungsten (each a ‘3TG metal’). Please refer to the requirements of SEC Form SD for definitions of many of the terms used in this report, including ‘Covered Countries’ (Democratic Republic of Congo (‘DRC’) or an adjoining country).

COMPANY OVERVIEW

Unique in its scale as the largest pan-European and African technology communications company, Vodafone transforms the way we live and work through its innovation, technology, connectivity, platforms, products and services. Vodafone operates mobile and fixed networks in 21 countries, and partners with mobile networks in 48 more.  As of 31 March 2022, we had over 300m mobile customers, more than 28m fixed broadband customers and 22m TV customers.

Vodafone is a world leader in the Internet of Things (IoT), connecting more than 150m devices and platforms through innovation that aligns with the aspirations of society for cleaner and safer cities, better transport and improved agriculture. Vodafone’s digital leadership is also changing how governments deliver healthcare and education, and how businesses, particularly Small and Medium Enterprises (SMEs), serve customers.

We have revolutionised fintech in Africa through M-Pesa, which celebrates its 15th anniversary in 2022. It is the region’s largest fintech platform, providing access to financial services for more than 52m people in a secure, affordable and convenient way.

Our purpose is to connect for a better future, enabling an inclusive and sustainable digital society. We are taking significant steps to reduce our impact on our planet by becoming net zero by 2040, purchasing 100% of our electricity from renewable sources in Europe and across our entire operations by 2025, and reusing, reselling or recycling 100% of our redundant network equipment. Vodafone proactively works to expand access to connectivity for rural communities, students and jobseekers. For more than 30 years, Vodafone’s Foundation has supported communities in Europe and Africa in the areas of health, education, and equality.

We support diversity and inclusion through our maternity and parental leave policies, empowering women through connectivity and improving access to education and digital skills for women, girls, and society at large. We are respectful of all individuals, irrespective of race, ethnicity, disability, age, sexual orientation, gender identity, belief, culture or religion.

For more information, please visit https://www.vodafone.com, follow us on Twitter at @VodafoneGroup or connect with us on LinkedIn at www.linkedin.com/company/vodafone.

Vodafone’s American Depositary Shares are listed on the NASDAQ Global Select Market LLC (‘NASDAQ’). We are therefore subject to the NASDAQ listing rules and file reports with the SEC under Section 13(a) of the Exchange Act.

We use electronic equipment in our operations and we sell a range of products to our customers, including mobile phones, tablets, SIM cards, fixed broadband routers, TV set-top boxes and IoT devices. Vodafone Automotive also sells electronic products, such as anti-theft, parking assistance and telematics systems, to vehicle manufacturers.

Most of the products that we resell to customers, such as smartphones, routers and tablets, are produced by major companies with internationally recognised brands that report sustainability actions in their own right.

We also offer our customers a range of devices that carry the Vodafone logo, which is when we contract with suppliers to manufacture these for us. These devices are designed and built on our behalf by suppliers known as original design manufacturers (‘ODMs’). We contract ODMs to design and manufacture these products according to our specifications and therefore have some degree of influence over the manufacturing of the product, such as specifying certain criteria for the materials, parts or components to be used. However, we do not own, operate or control the manufacturing plants where they are made. Vodafone Automotive also operates a small technology device manufacturing plant in Italy.

The agreements in place with our ’In-Scope Suppliers’ (defined below) give Vodafone the right to perform supplier quality audits and ensure that we only select vendors which work with integrity, safety and quality. Our Annual Report and Modern Slavery Statement provide more information about our supply chain and how we manage relevant sustainability risks. These are available on our website.

APPLICABILITY

Our products contain numerous components that may contain one or more of the 3TG metals. For example, tin is often used as a soldering material for electronic components, gold and tantalum are typically used in components such as connectors or capacitors, and tungsten may be used in printed circuit board.

We conduct an annual analysis of our suppliers’ procurement and manufacturing activities to determine which products the Rule applies to (‘In-Scope Products’) by:

•	Identifying the products that are likely to include 3TG metals. We do this by reviewing product categories through our supplier qualification process and, for Vodafone Automotive products, checking whether components are listed as including 3TG metals on the automotive industry’s International Material Data System
•	Determining which of these products are likely to be ones that we contract to manufacture or, in the case of Vodafone Automotive products, manufacture.

For the year ended 31 December 2021, we identified six types of In-Scope Products:

•	Connected home devices (i.e. routers, modems and set-top boxes)
•	Datacards (i.e. mobile broadband dongles)
•	Internet of Things devices
•	Vehicle anti-theft systems, such as alarm sirens and intrusion sensors
•	Parking assistance products, such as sensors and electronic units that assist drivers in parking their vehicles
•	Telematic control units for vehicles, such as tracking systems based on Global System for Mobile Communications (‘GSM’) and Global Positioning System (‘GPS’) technologies.

The In-Scope Products only account for a small proportion (less than 2%) of our total expenditure. We sourced these In-Scope Products, or their components, from 79 suppliers (‘In-Scope Suppliers’) in the year ended 31 December 2021.

REASONABLE COUNTRY OF ORIGIN INQUIRY

In accordance with the Rule, we carried out a Reasonable Country of Origin Inquiry (‘RCOI’) and due diligence process to determine the origin of the 3TG metals used in our In-Scope Products.

The smelters and refiners (‘Smelters’) that produce 3TG metals, and the mines from which the minerals are originally sourced, are many steps away from Vodafone in the supply chain. We therefore rely on our In-Scope Suppliers to provide information to support our due diligence efforts.

We include Conflict Minerals reporting requirements as part of our In-Scope Suppliers’ contractual obligations. These require In-Scope Suppliers to conduct due diligence to identify the origin of the 3TG metals in the components or products they sell to us and ensure that the 3TG metals are sourced responsibly. Our direct In-Scope Suppliers are expected to extend similar requirements to their own suppliers and cascade them down the supply chain until the origin of the 3TG metals contained in the products supplied to us (either directly or indirectly) can be identified.

We conduct our RCOI based on the Smelter information received from our In-Scope Suppliers. We then compare this with the RCOI database compiled by the Responsible Minerals Initiative (‘RMI’), an industry initiative in which we participate to support the collection of information, increase transparency and establish a chain of custody over the mineral supply chain. The RCOI database contains aggregated data on the origins of 3TG metals from Smelters that conform with the RMI’s Responsible Minerals Assurance Process (‘RMAP’).

In some cases, information provided by our direct suppliers is incomplete and suppliers are unable to confirm the ‘Country of Origin’ information for 3TG metals.

RCOI conclusion

Based on data collected from our In-Scope Suppliers for the year ended 31 December 2021, we believe that some 3TG metals contained in our In-Scope Products originate from Covered Countries and we have conducted due diligence as described later in this report.

See the Annex for a list of the confirmed Smelters included in the Conflict Minerals reports submitted by our In-Scope Suppliers and the compiled Countries of Origin Information.

Vodafone’s commitment to sustainable business in the DRC

Vodacom Congo (RDC) S.A. (‘Vodacom DRC’), a subsidiary of Vodacom Group Limited (which is a member of the Vodafone Group), is the largest provider of telecommunications services in the DRC, with revenues of US$561 million in the financial year ended 31 March 2022.

We have been operating in the country, through our Vodacom subsidiary, since 2002. The supply of our products is managed in line with the Vodafone global supplier policies and procurement processes.

We are constantly looking for opportunities to improve lives through connectivity and technology solutions and to work with other stakeholders to contribute to the positive socio-economic development in all the countries we operate in, including through our charitable foundations.

In the calendar year 2021, Vodacom DRC continued to invest in various programmes delivering broad reaching benefits. Through telecommunications and digital inclusion, we are connecting people, especially women in rural areas, to vital information resources. For example, through Mum & Baby we provide access to practical and reliable advice on neonatal and infant health which contributes to the reduction of infant mortality. EYANO provides on-demand access to public service information including health and well-being, agriculture, gender equality, water and sanitation, family planning, weather, finance and human rights. Through VODAEDUC, we provide online digital content which is complemented with digital classes, connectivity, equipment and stationery to select partner schools. This is further enhanced with our university scholarship programme.

Our digital solutions aim to support the digitialisation of critical sectors, for example, our agricultural solutions provide access to critical agricultural information along with integrated financial services. This is enhanced through training to women farmers. Primarily targeting youth and women, additional skills development and empowerment programmes, include digital skills workshops and small and medium enterprise support and development. For example, we have trained 50 beneficiaries, of which 30 were women, in electric motorcycle maintenance and business skills. Other support from the Foundation includes access to drinking water, donation of personal protective equipment in the fight against COVID-19 and donations of food and essentials to vulnerable communities.

We believe that success should not come at the cost of the environment, and so we are committed to managing direct environmental impact through e-waste management, recycling and energy management while also supporting government and local community initiatives.

For more on our commitment to sustainable business in the DRC, see the Vodacom 2022 Sustainability report which will be released on or around 20 June 2022 on https://vodacom.com/integrated-reports.php.

RESPONSIBLE MINERAL SOURCING

3TG metals come from many different Smelters in a complex and often opaque supply chain. Minerals are extracted from mines, Smelters procure minerals and process them into useable metals, and these metals are then used to make components to go into electronic products.

We conduct due diligence to support our commitment to source minerals responsibly and to comply with relevant disclosure regulations. Our aim is to ensure that none of the products or components we buy contain 3TG metals that have helped to fund conflict (as set out in our Responsible Minerals Statement).

Our process is designed to comply with the Rule and interpretive guidance and conform with the internationally recognised framework set out in the Organisation for Economic Co-operation and Development (‘OECD’) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) (‘OECD Due Diligence Guidance’).

DUE DILIGENCE

Our due diligence process follows the five-step framework set out in the OECD Due Diligence Guidance.

Step 1: Establish strong company management systems

We have an internal policy related to the sourcing of Conflict Minerals. Based on this policy, we developed and publicly communicated our Vodafone Responsible Minerals Statement, which is also summarised in our Group Human Rights Statement. Overall accountability for implementation of the policy lies with our Group Chief Commercial Officer, who sits on our Group Executive Committee. The policy is overseen by our Group Product and Services Director, who leads the function responsible for sourcing mobile phones, tablets, set-top boxes and other such devices. Representatives from corporate functions provide legal expertise and subject matter expertise, and our procurement teams manage relationships with In-Scope Suppliers, all of whom support the implementation of due diligence activities.

We work together with specialist consultancy service providers to assist in tracking data, assessing risks and preparing our reporting. Our data management system is continuously updated and accessible in real-time. Additionally, we have engaged with a third-party auditor to assess the processes and procedures of our Responsible Minerals Programme to the requirements of the Rule and conformance to the OECD Due Diligence Guidance. The audit results are used to validate the implementation of our process and identify potential opportunities for improvements in future.

We have established a process to identify In-Scope Suppliers (as outlined in the Applicability section above) and we include Conflict Minerals clauses in their contracts. These clauses require In-Scope Suppliers to conduct due diligence to identify the smelter of 3TG metals in the components or products they sell to us in an effort to demonstrate that the 3TG metals are not from a source which directly or indirectly finances or benefits armed groups.

Our direct In-Scope Suppliers are expected to extend a similar identification process as described above to their own suppliers and cascade them down the supply chain until the smelter of the 3TG metals contained in the In-Scope Products can be identified.

The identified In-Scope Suppliers must report on their progress through the RMI Conflict Minerals Reporting Template (‘CMRT’), which they are required to complete on an annual basis. The CMRT is designed to identify the Smelters from which any 3TG metals in each In-Scope Product are sourced.

We engage with In-Scope Suppliers to raise awareness of our processes and requirements, and help them understand how to meet the requirements of the contract clause on Conflict Minerals and how to improve accuracy in CMRT data collection. If required, we provide support and training. We also share advice on how to complete the CMRT and apply lessons learned from the previous year’s disclosure process. In addition, we provide a dedicated point of contact at Vodafone to respond to suppliers’ questions on Conflict Minerals Reporting.

Our established Speak Up process, outlined in our Code of Conduct, provides a company-wide grievance mechanism for reporting any concerns related to allegations of illegal or unethical practices or breaches of Vodafone’s Code of Conduct and policies, including those related to Conflict Minerals. It can be used by employees, contractors, suppliers’ employees or contractors, business partners or any other individual or organisation to report concerns, anonymously if they prefer. Information on supplier ethics and Speak Up is available on our website.

Step 2: Identify and assess risks in the supply chain

To identify and assess Conflict Minerals risks in our supply chain, we required all 79 suppliers of In-Scope Products (identified through the applicability assessment outlined above) to complete the CMRT.

We compared the Smelters identified in the In Scope Supplier responses with the RMI List of All Operational 3TG Smelters, the RMI Smelter Revision History List, The RMI List of Conformant Smelters and the RMI List of Active Smelters. These lists are maintained online by the RMI and are frequently updated to reflect changes in the reported status of Smelters.

See Annex for:

•	a list of RMI-confirmed operational Smelters, which were included in the reports submitted by our In-Scope Suppliers, and identified as ‘RMAP Conformant’ by the RMI. RMAP Conformant Smelters have successfully completed a RMAP audit and maintain good standing in the programme through a continual validation process. They have the systems and processes in place to support responsible sourcing of raw materials and can provide evidence to support their sourcing activities.
•	a list of RMI-confirmed operational Smelters, which were included in the reports submitted by our In-Scope Suppliers, and identified as ‘RMAP Active’, meaning they are progressing to become RMAP Conformant but have not yet completed the mandatory RMAP audit conducted by an independent audit firm. RMAP Active Smelters have signed an Agreement for the Exchange of Confidential Information and Auditee Agreement contracts. If they are deemed by the RMI not to be progressing toward a RMAP audit, gap closure or re-audit for a period of more than 90 days, they will be removed from the Active list.
•	a list of In-Scope Supplier-reported smelters that Vodafone categorises as ‘RMAP Non-conformant’. These smelters have been validated by the RMI as operational but either do not participate in the RMI RMAP process or have been suspended by the LBMA (London Bullion Market Association) from its Good Delivery List and consequently removed from the RMI’s Conformant and Active Lists.

Based on our analysis of the 79 In-Scope Suppliers, we identified some CMRT issues, such as incomplete reporting of sub-suppliers, inconsistencies in the Declaration section of the CMRT, incomplete reporting at company level, and identification of RMAP Non-conformant Smelters in the supply chain. We followed up with relevant In-Scope Suppliers to further assess, address and resolve these issues through direct supplier engagement.

To improve our understanding of risks and challenges in the supply chain, we held further discussions with LuNa Smelter in Kigali, Rwanda, in the year ended 31 December 2021, as well as engaging with Stanbud, a DRC Exporter which provides LuNa with tin concentrate from the DRC.

LuNa explained that there are ongoing challenges related to conformance with relevant due diligence systems and frameworks, and that it is exploring solutions to reduce costs while engaging with stakeholders (including the Government of Rwanda, the RMI with their approved Upstream Assurance Mechanisms (UAMs), the International Conference of the Great Lakes Region (ICGLR), and the businesses they sell to directly or indirectly) to ensure their solutions are accepted by the market. Progress is being made but more collaboration is needed across the various actors. Within the last year, LuNa has imported material from DRC and Tanzania, a significant achievement which demonstrates that it is possible to conduct regional trade and add value in the African Great Lakes region.

Stanbud, like other DRC Exporters, also faces challenges with the complexity of the DRC mineral export process and is looking at innovations designed to reduce the costs related to due diligence that again will require collaboration and engagement with the DRC Government and the RMI to be successful.

In an effort to improve the overall conflict minerals disclosure process, we met with the US Government Accountability Office (GAO) 2022 Congo Conflict Minerals team to support its annual review. The GAO review aims to gain insight on company filing and due diligence processes in accordance with the Rule, including any challenges that companies may have faced in the last year. We provided feedback and concrete examples of some of the challenges we face, trends we have observed, and tools and due diligence processes we use.

Step 3: Design and implement a strategy to respond to identified risks

Our strategy to respond to identified risks includes a range of measures that form part of our due diligence process. We have a communication and escalation process in place to notify and engage, if required, our Group Chief Commercial Officer where any potentially significant risks are identified.

We use legal and contractual mechanisms to obligate our In-Scope Suppliers to comply with relevant regulations.

We review In-Scope Supplier responses to the CMRT and follow up with In-Scope Suppliers to request clarification or more complete responses where necessary. Where any risks are identified, we engage with In-Scope Suppliers and request their commitment to corrective actions to manage these risks. We follow up on agreed corrective actions.

If In-Scope Suppliers identify Smelters within our supply chain that are RMAP Non-conformant, we ask In-Scope Suppliers to encourage these Smelters to participate in the RMAP process by a specific date, or consider alternate sourcing arrangements.

In the year ending 31 December 2021, we conducted an assessment and worked with certain In-Scope Suppliers to determine whether they had removed all high-risk Smelters. Smelters that meet one or more of the following criteria will be evaluated for high-risk status:

•	Reported by NGOs, the media, industry observers, government agencies or other knowledgeable sources indicating that the Smelter has sourced or is willing to source minerals from any organisation, including those that may fund conflict;
•	Sanctioned by the United States; and/or
•	Declines to speak with the RMI to discuss possible future participation in the RMAP programme.

Vodafone did not discontinue any supplier relationships on any of these grounds during 2021. All In-Scope Suppliers have actively engaged with us and demonstrated continuous improvement on risk reduction. Relevant In-Scope Suppliers have successfully implemented a Corrective Action Plan and all high-risk Smelters have been removed from Vodafone’s supply chain in the year ended 31 December 2021.

Through the application of our due diligence process, we strive to prevent minerals sourced in our supply chain from funding conflict, while continuing to support local economies by allowing the use of materials from Conflict-Affected and High-Risk Areas1 including the Covered Countries that have been processed by Smelters that are RMAP conformant.

1 Definition of Conflict-Affected and High-Risk Areas:

https://www.responsiblemineralsinitiative.org/minerals-due-diligence/risk-management/conflict-affected-and-high-risk-areas/

We also participate in wider industry efforts to support responsible sourcing and audit Smelters’ due diligence activities through our membership (member code: VODA) of the RMI (see box).

Participating in the RMI

We participate in industry efforts to support responsible sourcing of minerals as a member of the RMI. The RMI works to validate Smelters as conflict-free and assists companies in making informed decisions about Conflict Minerals in their supply chain. We are also a member of RMI working groups, such as the Due Diligence Practices Team.

The data that informs certain statements in this declaration, such as the RCOI report, was obtained through our membership of the RMI.

Step 4: Carry out independent third-party audits of Smelter due diligence practices

We do not directly purchase raw minerals, ores or 3TG metals. We are many steps removed from the mines and Smelters that supply the minerals, ores and 3TG metals contained in our products. Therefore, our due diligence efforts rely on cross-industry initiatives, such as the RMI, London Bullion Market Association (LBMA) and the Responsible Jewellery Council (RJC), to conduct audits of Smelters’ due diligence practices.

Step 5: Report annually on supply chain due diligence

In accordance with the Rule and the OECD Due Diligence Guidance, our reporting on Conflict Minerals is publicly available on our website within our Responsible Minerals Report.

DETERMINATION

As we do not directly purchase raw minerals, ores or 3TG metals, we rely on our direct (Tier 1) In-Scope Suppliers to gather information about Smelters in our supply chain.

We received CMRT responses for the year ended 31 December 2021 from all 79 In-Scope Suppliers (100%). All RMI reference data and supplier information was based on RMI data received as of 21 March, 2022.

Based on In-Scope Supplier responses for the year ended 31 December 2021, we have identified 335 Smelters that are on the RMI list of known Smelters. Of these, 77% were either RMAP Conformant or Active: 239 are certified as RMAP Conformant and 19 are Active. The remaining 77 Smelters were identified as RMAP Non-conformant.

See the Annex for the lists of identified Smelters and their RMAP status.

We will engage with the In-Scope Suppliers that have identified Non-conformant Smelters as being within their supply chain to either encourage the Smelters to become RMAP Conformant through escalatory measures, or remove them from the supply chain.

The data provided by In-Scope Suppliers continues to improve with additional Smelter details being included in our In-Scope Suppliers’ CMRT responses. However, there are still gaps in the information provided where suppliers in the supply chain have failed to provide details for all components. Responses from In-Scope Suppliers showed that there are still significant challenges relating to information about the Country of Origin of 3TG metals, and the Smelters from which 3TG metals were sourced. Information received from In-Scope Suppliers regarding their supply chain can be incomplete or potentially erroneous. We will continue engaging with In-Scope Suppliers to improve the completeness and quality of information provided.

Based on the RCOI enquiry and due diligence efforts described above, we have determined that some Conflict Minerals contained in our In-Scope Products originated in Covered Countries. As a result of the incompleteness of some In-Scope Suppliers’ responses received so far through our ongoing due diligence programme, we are unable to determine the origin of all Conflict Minerals contained in all our In-Scope Products.

In line with the OECD risk-based due diligence approach, we ask In-Scope Suppliers to prioritise Smelters identified as high-risk. As noted in Step 3, all high-risk Smelters were removed from our supply chain in the year ended 31 December 2021.

In 2022, due to the war in Ukraine, the LBMA has suspended six gold refiners located in the Russian Federation. As a result, RMI removed these refiners from the conformant list in March 2022. However, these refiners were on the RMI conformant list during the reporting year ended 31 December 2021. As this report is about products manufactured in the year ended 31 December 2021, these refiners are listed and considered as conformant for the purposes of this report. Vodafone is already in communication with In-Scope Suppliers to remove these refiners from the supply chain in 2022.

CONTINUOUS IMPROVEMENT EFFORTS TO MITIGATE RISK

We are taking a range of steps to enhance the due diligence process and further mitigate any risk that Conflict Minerals used in the company’s products may benefit armed groups.

We are engaging with In-Scope Suppliers to:

•	Encourage them to put a Conflict Minerals policy in place or improve their existing responsible minerals programme;
•	Improve the completeness and quality of information provided, particularly in relation to the identification of Smelters and the Country of Origin of 3TG metals, and in providing CMRT information on Smelters at product level; and
•	Seek their commitment to implement further improvements in relation to due diligence processes, including asking them to reach out to RMAP Non-conformant Smelters identified as being within our supply chain to encourage these Smelters to undergo a RMAP audit.

Due to the ongoing war in Ukraine, we will also continue to work with our In-Scope Suppliers to remove RMAP Non-conformant Smelters from our supply chain that may experience a change in their RMAP conformance status, in addition to ongoing monitoring of the status of Smelters impacted by conflict-related activities in the Covered Countries.

We are participating in industry efforts to address issues related to Conflict Minerals in supply chains, increase the number of Smelters sourcing from the Covered Countries that are conflict-free and improve Country of Origin information.

Annex

LIST OF KNOWN SMELTERS

The table lists the Smelters identified through In-Scope Supplier CMRT responses for the year ended 31 December 2021 and their RMAP status as of 21 March 2022.

Conformant

Conformant: Gold2

Smelter ID	Standard smelter name	Country location
CID002763	8853 S.p.A.	ITALY
CID000015	Advanced Chemical Company	UNITED STATES OF AMERICA
CID000035	Agosi AG	GERMANY
CID000019	Aida Chemical Industries Co., Ltd.	JAPAN
CID002560	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
CID000041	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
CID000058	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
CID000077	Argor-Heraeus S.A.	SWITZERLAND
CID000082	Asahi Pretec Corp.	JAPAN
CID000924	Asahi Refining Canada Ltd.	CANADA
CID000920	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
CID000090	Asaka Riken Co., Ltd.	JAPAN
CID000113	Aurubis AG	GERMANY
CID002863	Bangalore Refinery	INDIA
CID000128	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
CID000157	Boliden AB	SWEDEN
CID000176	C. Hafner GmbH + Co. KG	GERMANY
CID000185	CCR Refinery - Glencore Canada Corporation	CANADA
CID000189	Cendres + Metaux S.A.	SWITZERLAND
CID000233	Chimet S.p.A.	ITALY
CID000264	Chugai Mining	JAPAN
CID000362	DODUCO Contacts and Refining GmbH	GERMANY
CID000401	Dowa	JAPAN
CID000359	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
CID000425	Eco-System Recycling Co., Ltd. East Plant	JAPAN
CID003424	Eco-System Recycling Co., Ltd. North Plant	JAPAN
CID003425	Eco-System Recycling Co., Ltd. West Plant	JAPAN
CID002561	Emirates Gold DMCC	UNITED ARAB EMIRATES
CID002459	Geib Refining Corporation	UNITED STATES OF AMERICA
CID002243	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
CID000694	Heimerle + Meule GmbH	GERMANY
CID000711	Heraeus Germany GmbH Co. KG	GERMANY
CID000707	Heraeus Metals Hong Kong Ltd.	CHINA
CID000801	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
CID000807	Ishifuku Metal Industry Co., Ltd.	JAPAN
CID000814	Istanbul Gold Refinery	TURKEY
CID002765	Italpreziosi	ITALY
CID000823	Japan Mint	JAPAN
CID000855	Jiangxi Copper Co., Ltd.	CHINA
CID000493	JSC Novosibirsk Refinery1	RUSSIAN FEDERATION
CID000929	JSC Uralelectromed[1]	RUSSIAN FEDERATION
CID000937	JX Nippon Mining & Metals Co., Ltd.	JAPAN
CID000957	Kazzinc	KAZAKHSTAN
CID000969	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
CID002511	KGHM Polska Miedz Spolka Akcyjna	POLAND
CID000981	Kojima Chemicals Co., Ltd.	JAPAN
CID002605	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
CID002762	L'Orfebre S.A.	ANDORRA
CID001078	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
CID000689	LT Metal Ltd.	KOREA, REPUBLIC OF
CID002606	Marsam Metals	BRAZIL
CID001113	Materion	UNITED STATES OF AMERICA
CID001119	Matsuda Sangyo Co., Ltd.	JAPAN
CID003575	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA
CID001149	Metalor Technologies (Hong Kong) Ltd.	CHINA
CID001152	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
CID001147	Metalor Technologies (Suzhou) Ltd.	CHINA
CID001153	Metalor Technologies S.A.	SWITZERLAND
CID001157	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
CID001161	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
CID001188	Mitsubishi Materials Corporation	JAPAN
CID001193	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID002509	MMTC-PAMP India Pvt., Ltd.	INDIA
CID001204	Moscow Special Alloys Processing Plant[1]	RUSSIAN FEDERATION
CID001220	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
CID001236	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
CID003189	NH Recytech Company	KOREA, REPUBLIC OF
CID001259	Nihon Material Co., Ltd.	JAPAN
CID002779	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
CID001325	Ohura Precious Metal Industry Co., Ltd.	JAPAN

2 In 2022, due to the war in Ukraine, the LBMA has suspended six gold refiners located in the Russian Federation. As a result, RMI removed these refiners from the conformant list in March 2022. However, these refiners were on the RMI conformant list during the reporting year ended 31 December 2021. As this report is about products manufactured in the year ended 31 December 2021, these refiners are listed and considered as conformant for the purposes of this report. Vodafone is already in communication with suppliers to remove these refiners from the supply chain in 2022.

Conformant: Gold2 (continued)

Smelter ID	Standard smelter name	Country location
CID001326	OJSC ‘The Gulidov Krasnoyarsk Non-Ferrous Metals Plant’ (OJSC Krastsvetmet) [1]	RUSSIAN FEDERATION
CID001352	PAMP S.A.	SWITZERLAND
CID002919	Planta Recuperadora de Metales SpA	CHILE
CID001386	Prioksky Plant of Non-Ferrous Metals[1]	RUSSIAN FEDERATION
CID001397	PT Aneka Tambang (Persero) Tbk	INDONESIA
CID001498	PX Precinox S.A.	SWITZERLAND
CID001512	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
CID002582	REMONDIS PMR B.V.	NETHERLANDS
CID001534	Royal Canadian Mint	CANADA
CID002761	SAAMP	FRANCE
CID002973	Safimet S.p.A	ITALY
CID002290	SAFINA A.S.	CZECHIA
CID001555	Samduck Precious Metals	KOREA, REPUBLIC OF
CID002777	SAXONIA Edelmetalle GmbH	GERMANY
CID001585	SEMPSA Joyeria Plateria S.A.	SPAIN
CID001916	Shandong Gold Smelting Co., Ltd.	CHINA
CID001622	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
CID001736	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
CID002516	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
CID001756	SOE Shyolkovsky Factory of Secondary Precious Metals[1]	RUSSIAN FEDERATION
CID001761	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
CID001798	Sumitomo Metal Mining Co., Ltd.	JAPAN
CID002918	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
CID002580	T.C.A S.p.A	ITALY
CID001875	Tanaka Kikinzoku Kogyo K.K.	JAPAN
CID001938	Tokuriki Honten Co., Ltd.	JAPAN
CID002615	TOO Tau-Ken-Altyn	KAZAKHSTAN
CID001955	Torecom	KOREA, REPUBLIC OF
CID002314	Umicore Precious Metals Thailand	THAILAND
CID001980	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
CID001993	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
CID002003	Valcambi S.A.	SWITZERLAND
CID002030	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
CID002778	WIELAND Edelmetalle GmbH	GERMANY
CID002100	Yamakin Co., Ltd.	JAPAN
CID002129	Yokohama Metal Co., Ltd.	JAPAN
CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA

Conformant: Tantalum

Smelter ID	Standard smelter name	Country location
CID001076	AMG Brasil	BRAZIL
CID000211	Changsha South Tantalum Niobium Co., Ltd.	CHINA
CID002504	D Block Metals, LLC	UNITED STATES OF AMERICA
CID000456	Exotech Inc.	UNITED STATES OF AMERICA
CID000460	F&X Electro-Materials Ltd.	CHINA
CID002505	FIR Metals & Resource Ltd.	CHINA
CID002558	Global Advanced Metals Aizu	JAPAN
CID002557	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
CID002547	H.C. Starck Hermsdorf GmbH	GERMANY
CID002548	H.C. Starck Inc.	UNITED STATES OF AMERICA
CID002492	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
CID002512	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
CID002842	Jiangxi Tuohong New Raw Material	CHINA
CID000914	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
CID000917	Jiujiang Tanbre Co., Ltd.	CHINA
CID002506	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
CID002539	KEMET de Mexico	MEXICO
CID001163	Metallurgical Products India Pvt., Ltd.	INDIA
CID001175	Mineracao Taboca S.A.	BRAZIL
CID001192	Mitsui Mining and Smelting Co., Ltd.	JAPAN
CID001277	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
CID001200	NPM Silmet AS	ESTONIA
CID001508	QuantumClean	UNITED STATES OF AMERICA
CID002707	Resind Industria e Comercio Ltda.	BRAZIL
CID003583	RFH Yancheng Jinye New Material Technology Co., Ltd.	CHINA
CID001769	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
CID001869	Taki Chemical Co., Ltd.	JAPAN
CID002544	TANIOBIS Co., Ltd.	THAILAND
CID002545	TANIOBIS GmbH	GERMANY
CID002549	TANIOBIS Japan Co., Ltd.	JAPAN
CID002550	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID001891	Telex Metals	UNITED STATES OF AMERICA
CID001969	Ulba Metallurgical Plant JSC	KAZAKHSTAN
CID000616	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
CID002508	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
CID001522	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA

2 In 2022, due to the war in Ukraine, the LBMA has suspended six gold refiners located in the Russian Federation. As a result, RMI removed these refiners from the conformant list in March 2022. However, these refiners were on the RMI conformant list during the reporting year ended 31 December 2021. As this report is about products manufactured in the year ended 31 December 2021, these refiners are listed and considered as conformant for the purposes of this report. Vodafone is already in communication with In-Scope Suppliers to remove these refiners from the supply chain in 2022.

Conformant: Tin

Smelter ID	Standard smelter name	Country location
CID002703	An Vinh Joint Stock Mineral Processing Company	VIET NAM
CID003356	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
CID002572	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
CID003410	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
CID000942	Gejiu Kai Meng Industry and Trade LLC	CHINA
CID002858	Modeltech Sdn Bhd	MALAYSIA
CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
CID003208	Pongpipat Company Limited	MYANMAR
CID003409	Precious Minerals and Smelting Limited	INDIA
CID001421	PT Belitung Industri Sejahtera	INDONESIA
CID001457	PT Panca Mega Persada	INDONESIA
CID002478	PT Tirus Putra Mandiri	INDONESIA
CID001493	PT Tommy Utama	INDONESIA
CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
CID002015	VQB Mineral and Trading Group JSC	VIET NAM
CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
CID000292	Alpha	UNITED STATES OF AMERICA
CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
CID001070	China Tin Group Co., Ltd.	CHINA
CID003524	CRM Synergies	SPAIN
CID000402	Dowa	JAPAN
CID000438	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
CID000448	Estanho de Rondonia S.A.	BRAZIL
CID003582	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
CID000468	Fenix Metals	POLAND
CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
CID002844	HuiChang Hill Tin Industry Co., Ltd.	CHINA
CID001231	Jiangxi New Nanshan Technology Ltd.	CHINA
CID003387	Luna Smelter, Ltd.	RWANDA
CID003379	Ma'anshan Weitai Tin Co., Ltd.	CHINA
CID002468	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
CID001105	Malaysia Smelting Corporation (MSC)	MALAYSIA
CID002500	Melt Metais e Ligas S.A.	BRAZIL
CID001142	Metallic Resources, Inc.	UNITED STATES OF AMERICA
CID002773	Metallo Belgium N.V.	BELGIUM
CID002774	Metallo Spain S.L.U.	SPAIN
CID001173	Mineracao Taboca S.A.	BRAZIL
CID001182	Minsur	PERU
CID001191	Mitsubishi Materials Corporation	JAPAN
CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
CID002517	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
CID001337	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
CID001399	PT Artha Cipta Langgeng	INDONESIA
CID002503	PT ATD Makmur Mandiri Jaya	INDONESIA
CID001402	PT Babel Inti Perkasa	INDONESIA
CID001406	PT Babel Surya Alam Lestari	INDONESIA
CID003205	PT Bangka Serumpun	INDONESIA
CID002696	PT Cipta Persada Mulia	INDONESIA
CID002835	PT Menara Cipta Mulia	INDONESIA
CID001453	PT Mitra Stania Prima	INDONESIA
CID001458	PT Prima Timah Utama	INDONESIA
CID003381	PT Rajawali Rimba Perkasa	INDONESIA
CID001460	PT Refined Bangka Tin	INDONESIA
CID001463	PT Sariwiguna Binasentosa	INDONESIA
CID001468	PT Stanindo Inti Perkasa	INDONESIA
CID001477	PT Timah Tbk Kundur	INDONESIA
CID001482	PT Timah Tbk Mentok	INDONESIA
CID001490	PT Tinindo Inter Nusa	INDONESIA
CID002706	Resind Industria e Comercio Ltda.	BRAZIL
CID001539	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
CID001758	Soft Metais Ltda.	BRAZIL
CID002834	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
CID001898	Thaisarco	THAILAND
CID002180	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
CID003325	Tin Technology & Refining	UNITED STATES OF AMERICA
CID002036	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Conformant: Tungsten

Smelter ID	Standard smelter name	Country location
CID000004	A.L.M.T. Corp.	JAPAN
CID002833	ACL Metais Eireli	BRAZIL
CID002502	Asia Tungsten Products Vietnam Ltd.	VIET NAM
CID002513	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
CID002641	China Molybdenum Tungsten Co., Ltd.	CHINA
CID000258	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
CID003468	Cronimet Brasil Ltda	BRAZIL
CID003401	Fujian Ganmin RareMetal Co., Ltd.	CHINA
CID002645	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
CID000875	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
CID002315	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
CID000568	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
CID000218	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
CID002541	H.C. Starck Tungsten GmbH	GERMANY
CID000766	Hunan Chenzhou Mining Co., Ltd.	CHINA
CID000769	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
CID002649	Hydrometallurg, JSC	RUSSIAN FEDERATION
CID000825	Japan New Metals Co., Ltd.	JAPAN
CID002551	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
CID002321	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
CID002318	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
CID002317	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
CID002316	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
CID003417	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.	CHINA
CID003408	JSC ‘Kirovgrad Hard Alloys Plant’	RUSSIAN FEDERATION
CID000966	Kennametal Fallon	UNITED STATES OF AMERICA
CID000105	Kennametal Huntsville	UNITED STATES OF AMERICA
CID003388	KGETS Co., Ltd.	KOREA, REPUBLIC OF
CID003407	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
CID002319	Malipo Haiyu Tungsten Co., Ltd.	CHINA
CID002543	Masan High-Tech Materials	VIET NAM
CID002845	Moliren Ltd.	RUSSIAN FEDERATION
CID002589	Niagara Refining LLC	UNITED STATES OF AMERICA
CID002827	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
CID002542	TANIOBIS Smelting GmbH & Co. KG	GERMANY
CID002724	Unecha Refractory metals plant	RUSSIAN FEDERATION
CID002044	Wolfram Bergbau und Hutten AG	AUSTRIA
CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
CID002082	Xiamen Tungsten Co., Ltd.	CHINA
CID002830	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Active

Active: Gold

Smelter ID	Standard smelter name	Country location
CID003500	Alexy Metals	UNITED STATES OF AMERICA
CID003461	Augmont Enterprises Private Limited	INDIA
CID003421	C.I Metales Procesados Industriales SAS	COLOMBIA
CID002852	GGC Gujrat Gold Centre Pvt. Ltd.	INDIA
CID003529	Sancus ZFS (L’Orfebre, SA)	COLOMBIA

Active: Tin

Smelter ID	Standard smelter name	Country location
CID003486	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	BRAZIL
CID002455	CV Venus Inti Perkasa	INDONESIA
CID001305	Novosibirsk Processing Plant Ltd.	RUSSIAN FEDERATION
CID000309	PT Aries Kencana Sejahtera	INDONESIA
CID001428	PT Bukit Timah	INDONESIA
CID003380	PT Masbro Alam Stania	INDONESIA
CID003449	PT Mitra Sukses Globalindo	INDONESIA
CID002816	PT Sukses Inti Makmur	INDONESIA
CID001486	PT Timah Nusantara	INDONESIA
CID002756	Super Ligas	BRAZIL

Active: Tungsten

Smelter ID	Standard smelter name	Country location
CID003416	NPP Tyazhmetprom LLC	RUSSIAN FEDERATION
CID003614	OOO ‘Technolom’ 1	RUSSIAN FEDERATION
CID003612	OOO ‘Technolom’ 2	RUSSIAN FEDERATION

Non-conformant

Non-conformant: Gold

Smelter ID	Standard smelter name	Country location
CID002708	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
CID003185	African Gold Refinery	UGANDA
CID000103	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
CID002850	AU Traders and Refiners	SOUTH AFRICA
CID000180	Caridad	MEXICO
CID003382	CGR Metalloys Pvt Ltd.	INDIA
CID000343	Daye Non-Ferrous Metals Mining Ltd.	CHINA
CID002867	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
CID003348	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
CID003487	Emerald Jewel Industry India Limited (Unit 1)	INDIA
CID003488	Emerald Jewel Industry India Limited (Unit 2)	INDIA
CID003489	Emerald Jewel Industry India Limited (Unit 3)	INDIA
CID003490	Emerald Jewel Industry India Limited (Unit 4)	INDIA
CID002515	Fidelity Printers and Refiners Ltd.	ZIMBABWE
CID002584	Fujairah Gold FZC	UNITED ARAB EMIRATES
CID003186	Gold Coast Refinery	GHANA
CID001909	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
CID002312	Guangdong Jinding Gold Limited	CHINA
CID000651	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
CID000671	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
CID000767	Hunan Chenzhou Mining Co., Ltd.	CHINA
CID000773	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
CID000778	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
CID002587	Industrial Refining Company	BELGIUM
CID002562	International Precious Metal Refiners	UNITED ARAB EMIRATES
CID002893	JALAN & Company	INDIA
CID003497	K.A. Rasmussen	NORWAY
CID002563	Kaloti Precious Metals	UNITED ARAB EMIRATES
CID000956	Kazakhmys Smelting LLC	KAZAKHSTAN
CID003463	Kundan Care Products Ltd.	INDIA
CID001029	Kyrgyzaltyn JSC	KYRGYZSTAN
CID002865	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
CID001032	L'azurde Company For Jewelry	SAUDI ARABIA
CID001056	Lingbao Gold Co., Ltd.	CHINA
CID001058	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
CID001093	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
CID003548	MD Overseas	INDIA
CID003557	Metallix Refining Inc.	UNITED STATES OF AMERICA
CID002857	Modeltech Sdn Bhd	MALAYSIA
CID002282	Morris and Watson	NEW ZEALAND
CID002872	Pease & Curren	UNITED STATES OF AMERICA
CID001362	Penglai Penggang Gold Industry Co., Ltd.	CHINA
CID003324	QG Refining, LLC	UNITED STATES OF AMERICA
CID000522	Refinery of Seemine Gold Co., Ltd.	CHINA
CID001546	Sabin Metal Corp.	UNITED STATES OF AMERICA
CID002853	Sai Refinery	INDIA
CID001562	Samwon Metals Corp.	KOREA, REPUBLIC OF
CID003540	Sellem Industries Ltd.	MAURITANIA
CID002525	Shandong Humon Smelting Co., Ltd.	CHINA
CID001619	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
CID002527	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CHINA
CID002588	Shirpur Gold Refinery Ltd.	INDIA
CID003383	Sovereign Metals	INDIA
CID003153	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
CID002567	Sudan Gold Refinery	SUDAN
CID001810	Super Dragon Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
CID001947	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
CID000197	Yunnan Copper Industry Co., Ltd.	CHINA

Non-conformant: Tin

Smelter ID	Standard smelter name	Country location
CID002703	An Vinh Joint Stock Mineral Processing Company	VIET NAM
CID003356	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
CID002572	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
CID003410	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
CID000942	Gejiu Kai Meng Industry and Trade LLC	CHINA
CID002858	Modeltech Sdn Bhd	MALAYSIA
CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
CID003208	Pongpipat Company Limited	MYANMAR
CID003409	Precious Minerals and Smelting Limited	INDIA
CID001421	PT Belitung Industri Sejahtera	INDONESIA
CID001457	PT Panca Mega Persada	INDONESIA
CID002478	PT Tirus Putra Mandiri	INDONESIA
CID001493	PT Tommy Utama	INDONESIA
CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
CID002015	VQB Mineral and Trading Group JSC	VIET NAM
CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA

Non-conformant: Tungsten

Smelter ID	Standard smelter name	Country location
CID003553	Artek LLC	RUSSIAN FEDERATION
CID000281	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
CID002313	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA

COUNTRY OF ORIGIN INFORMATION BY MINERAL

The following 86 countries of origin were identified based on the Smelters reported in In-Scope Suppliers’ CMRT responses for the year ended 31 December 2021, the Reasonable Country of Origin Inquiry Data we received through our membership of the RMI and the LBMA Good Deliveries List as of 29 April 2022, and follow-up communications with RMI and LBMA.

Country	Gold	Tantalum	Tin	Tungsten
Argentina	•
Armenia	•
Australia	•	•	•	•
Austria				•
Azerbaijan	•
Benin	•
Bolivia	•	•	•	•
Botswana	•
Brazil	•	•	•	•
Burkina Faso	•
Burundi*		•	•	•
Canada	•
Chile	•
China	•	•	•	•
Colombia	•	•	•	•
Congo, Democratic Republic of the*	•	•	•	•
Cuba	•
Dominican Republic	•
Ecuador	•
Egypt	•
Eritrea	•
Ethiopia	•	•
Fiji	•
Finland	•
France		•
French Guiana	•
Germany	•	•	•
Ghana	•
Guatemala	•
Guinea	•
Guyana	•
Honduras	•
India		•
Indonesia	•		•
Ivory Coast	•
Japan	•
Kazakhstan	•			•
Kenya	•
Kyrgyzstan				•
Laos	•		•
Liberia	•
Madagascar		•
Malaysia		•	•	•
Mali	•
Mauritania	•
Mexico	•			•
Mongolia	•		•	•
Morocco	•
Mozambique	•	•
Myanmar		•	•	•
Namibia	•	•
New Zealand	•
Nicaragua	•
Niger	•
Nigeria		•	•	•
Oman	•
Panama	•
Papua New Guinea	•
Peru	•		•	•
Philippines	•
Portugal			•	•
Russian Federation	•	•	•	•
Rwanda*	•	•	•	•
Saudi Arabia	•
Senegal	•
Sierra Leone	•	•
Slovakia	•
South Africa	•
South Korea	•		•
Spain	•	•	•	•
Sudan	•
Suriname	•
Swaziland	•
Sweden	•
Taiwan			•
Tanzania*	•
Thailand	•	•	•	•
Turkey	•
Uganda*	•	•	•	•
United Kingdom of Great Britain and Northern Ireland			•	•
United States of America	•	•	•	•
Uzbekistan	•			•
Venezuela			•
Vietnam			•	•
Zambia*	•
Zimbabwe		•		•

* Covered Countries